FOR IMMEDIATE RELEASE
October 27, 2000

                 UGLY DUCKLING REPORTS WITHDRAWAL OF CHAIRMAN'S
                   OFFER TO PURCHASE OUTSTANDING COMMON STOCK


PHOENIX - October 27, 2000 - Ugly Duckling Corporation (Nasdaq NM: UGLY) reported that after discussions with the company, the Board of Directors and the Special Transaction Committee of the Board, Mr. Ernest C. Garcia II, its Chairman and largest shareholder, has withdrawn his offer to purchase all of the outstanding shares of the common stock of the company.

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest operator of used car dealerships focused exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 77 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.

        For more information on Ugly Duckling, please dial 1-800-PRO-INFO and enter Company ticker symbol UGLY.